UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Starent Networks, Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Materials Filed Pursuant to Rule 14a-6

On December 6, 2009, Michael Messier, Vice President, Global Human Resources of Starent Networks, Corp. (“Starent”), emailed to all Starent employees the following information regarding treatment of equity in the proposed merger between Starent and Cisco Systems, Inc. (“Cisco”).

To: Current Employees of Starent Networks, Corp.

These questions and answers are intended for your general information only. You should seek the advice of your tax or financial consultant if you have specific questions regarding the tax consequences associated with your awards.

TREATMENT OF EQUITY IN MERGER

Q 1: What will happen to my Options and Restricted Stock Units (RSUs) in the merger?

Upon the completion of the merger, all outstanding Starent Options and RSUs, whether vested or unvested, that are held by employees who will either remain employees of Starent or become employees of Cisco after the merger, will be assumed by Cisco and converted into Cisco-Assumed Options and RSUs. The Cisco-Assumed Options and RSUs will have the same vesting terms as currently apply to the Starent Options and RSUs except the Cisco-Assumed Options will be exercisable for shares of Cisco stock and the Cisco-Assumed RSUs will typically be settled in shares of Cisco stock (or in some cases in cash) as they vest.

Q 2: If I have Starent Incentive Stock Options (ISOs), will I have Cisco ISOs?

Any Starent Options that qualify as incentive stock options will be converted into incentive stock options for Cisco stock.

Q 3: What will happen to Restricted Stock Awards (RSAs) in the merger?

Any vested shares of restricted stock under your RSAs will be treated like any other shares held by stockholders and converted into the merger consideration (the price being paid for Starent) and paid to you in cash shortly after closing of the merger at a price per Starent share of $35.00. All unvested shares of restricted stock under your RSAs will be converted into an unvested right to receive a cash payment equal to the merger consideration, subject to the same restrictions, vesting arrangements and repurchase rights as the current shares under your RSAs. This means that you must generally remain employed by Starent or Cisco or their affiliates through the applicable vesting dates (and otherwise comply with the terms of your RSAs) to receive these unvested cash payments, absent some other plan or agreement that applies to you.

Q 4: Will I be allowed to exercise before the merger takes place?

You are free to exercise any Starent Options to the extent they are vested, at any time prior to the closing of the merger, provided that you comply with our insider trader policies (e.g., if you possess insider information that would prohibit you from being able to trade in Starent or Cisco stock, you may only exercise and hold the shares until the closing and cannot exercise in a manner that involves a sale to the market). However, we expect that your ability to exercise your Starent Options will be restricted for several days immediately preceding the closing of the merger in order to allow for any pending exercises to complete their full processing cycle, and for share reconciliations to be performed and confirmed. In that regard, note that the stockholders meeting to consider the merger is scheduled to take place on Friday, December 11, 2009. We don’t know when the closing will take place, but if the merger is approved at the meeting, subject to receipt of regulatory approvals, the closing of the merger can take place thereafter. Also, after closing of the merger, you may continue to be restricted from exercising until the S-8 has been filed with the SEC.

Q 5: How do I exercise before the merger takes place?

Any exercise of your Starent Options up until the time the merger closes (subject to any applicable restricted periods) will continue to be handled via the process currently in place.

Q 6: If I exercise prior the completion of the merger, what happens to my shares of Starent common stock upon completion of the merger?

If you exercise your Starent Options for shares of Starent common stock prior to the completion of the merger, you will receive $35.00 per share of your Starent common stock.

Q 7: What happens upon the completion of the merger?

If you will either remain an employee of Starent or become an employee of Cisco after the merger, at the time of the completion of the merger, all of your Starent Options and RSUs that have not been exercised (whether vested or unvested), will be converted to Cisco-Assumed Options and RSUs with the exercise price (except for RSUs) and number of converted Cisco-Assumed Options and RSUs to be determined, using the Exchange/Conversion Ratio (as discussed in the next question below).

For the RSUs, this means that your Cisco-Assumed RSU will apply to the number of Cisco shares (rounded down to the nearest whole share) that equals the result of multiplying (i) the number of shares covered by your Starent RSU by the (ii) Exchange/Conversion Ratio.

For the options, there are two steps: (i) the number of Cisco shares covered by the Cisco-Assumed Options uses the same multiplication and rounding just described for RSUs and (ii) the exercise price for the Cisco-Assumed Options equals the result of dividing Starent Option exercise price by the Exchange/Conversion Ratio and rounding up to the nearest cent.

Q 8: How is the Exchange Ratio determined?

The “Exchange Ratio” or “Conversion Ratio” will be determined by dividing the $35.00 per share purchase price for Starent stock by the average closing price for a share of Cisco stock on the Nasdaq Global Select Market for the ten consecutive trading days ending with the third trading day that precedes the closing date of the merger.

Q 9: How do I exercise after the closing of the merger?

Following the closing of the merger, the time during which you will have to wait to exercise your Cisco-Assumed Options depends on a number of factors, such as the closing date of the merger, final filings with the Securities and Exchange Commission and receipt of equity data for conversion and uploading into Cisco’s equity administration system. You will have the ability to exercise your then outstanding Cisco-Assumed Options with one of Cisco’s preferred brokers, Charles Schwab, or Smith Barney as soon as administratively practicable after the merger closes.

Q 10: What happens if my employment ends before the closing of the merger?

Any vested options you received under Starent’s 2007 Stock Incentive Plan and do not exercise before the closing will be cashed out at the difference between $35.00 and the exercise price, with the difference reduced by any applicable tax withholdings. You will have the normal post-employment period of time in which to exercise any vested options you received under Starent’s 2000 Stock Incentive Plan. However, employees whose employment is ending before the closing of the merger should seek the advice of their tax or financial consultant regarding exercising their 2000 Stock Incentive Plan options before closing, because any shares they receive if they exercise after the closing are not expected to be readily saleable without substantial restrictions. Please contact Ann Marie Richard, Starent Stock Administration for further information as to how to proceed in this situation.

Forward-Looking Statements

Any statements in this filing about future expectations, plans and prospects for Starent, including statements with respect to the consummation and timing of the merger, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Starent’s control. Risks and uncertainties that could cause results to differ from expectations include: uncertainties relating to court approval of the settlement; uncertainties as to the timing of the merger; uncertainties as to how Starent stockholders will vote their shares with respect to the merger; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Starent’s control; transaction costs; actual or contingent liabilities; or other risks and uncertainties discussed in documents filed with the SEC by Starent, including factors discussed in the “Risk Factors” section of Starent’s most recent Quarterly Report on Form 10-Q filed with the SEC on November 6, 2009, and other documents Starent periodically files with the SEC. In addition, the forward-looking statements included in this filing represent Starent’s views as of the date of this filing. Starent anticipates that subsequent events and developments will cause its views to change. However, while Starent may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Starent’s views as of any date subsequent to the date of this filing.

Important Additional Information Concerning the Merger and Where to Find It

In connection with the proposed merger, Starent has filed a definitive proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Starent through the website maintained by the SEC at http://www.sec.gov. In addition, investors and security holders are able to obtain free copies of the Proxy Statement from Starent by contacting Starent Investor Relations at 978-863-3743.

Starent and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Starent’s participants, which may be different from those of Starent’s stockholders generally, in the solicitation is set forth in Starent’s Annual Report on Form 10-K for the year ended December 31, 2008, its annual meeting proxy statement dated April 7, 2009 and the definitive proxy statement relating to the merger dated November 9, 2009, which are filed with the SEC. As of September 30, 2009, Starent’s directors and executive officers beneficially owned approximately 15,204,815 shares, or 21 percent, of Starent’s common stock. In addition, Starent has entered into retention agreements with its executive officers, which are described in a Current Report on Form 8-K filed by Starent with the SEC on June 11, 2009, and certain of the officers are entering into employment agreements with Cisco, which will become effective as of the closing of the transaction. A more complete description of these agreements and the interests of the officers and directors is available in the definitive proxy statement relating to the merger.